Exhibit 99.7

April 25, 2011

The Board of Directors

Progress Energy, Inc.

410 South Wilmington Street

Raleigh, North Carolina 27601

Dear Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated January 8, 2011, to the Board of Directors of Progress Energy, Inc. as Annex D to, and reference thereto under the headings “Summary—Recommendation of the Board of Directors of Progress Energy—Opinions of Financial Advisors to Progress Energy—Opinion of Lazard Frères & Co. LLC,” “The Merger—Background of the Merger,” “The Merger—Progress Energy’s Reasons for the Merger and Recommendation of Progress Energy’s Board of Directors” and “The Merger—Opinions of Financial Advisors to Progress Energy—Opinion of Lazard Frères & Co. LLC” in, the joint proxy statement/prospectus relating to the proposed transaction involving Progress Energy, Inc. and Duke Energy Corporation, which joint proxy statement/prospectus forms a part of Amendment No. 2 to the Registration Statement on Form S-4 of Duke Energy Corporation (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ George Bilicic
George Bilicic
Managing Director